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                                   Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT



Name                                           Place of Incorporation
----                                           ----------------------

Generex Pharmaceuticals, Inc.                   Ontario, Canada

Generex Animal Health Group, Inc.               New Jersey

Centrum Biotechnologies, Inc.                   Ontario, Canada

1097346 Ontario, Inc.                           Ontario, Canada


     All subsidiaries are 100% owned except Centrum Biotechnologies, Inc., which is 50% owned.

    All subsidiaries conduct business only under their respective corporate names.